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                                                                   Exhibit 10.29


                                OPTION AGREEMENT

     OPTION AGREEMENT, dated December 10, 1999 by and between Gary R. Chapman, having an address at 79 Ridge Road, Bristol, Rhode Island 02809 ("GRC"), and LIN Television Corporation, a Delaware corporation with an address at 4 Richmond Square, Providence, Rhode Island 02906 ("LIN").

                                   WITNESSETH:

     WHEREAS, GRC owns 100 shares of common stock, par value $.01 per share, of WWLP Holdings, Inc., a Delaware corporation ("WWLP HOLDINGS"), constituting all of the issued and outstanding capital stock of WWLP Holdings; and

     WHEREAS, WGRC, Inc., a Delaware corporation ("WGRC"), an indirect wholly owned subsidiary of WWLP Holdings, has entered into an Asset Exchange Agreement, dated December 10, 1999, by and among WGRC, Benedek Broadcasting Corporation and Benedek License Corporation (the "ASSET EXCHANGE AGREEMENT"), and LIN has guaranteed the obligations of WGRC under such Asset Exchange Agreement; and

     WHEREAS, WWLP Holdings and its subsidiaries have entered into certain financing arrangements with The Chase Manhattan Bank in connection with the transactions contemplated by the Asset Exchange Agreement (the "CHASE FINANCING"), and LIN has provided (i) a guaranty of the obligations of WWLP, Inc., a Delaware corporation and a direct wholly owned subsidiary of WWLP Holdings, and (ii) a deficiency payment agreement relating to the obligations of WGRC, in connection with the Chase Financing; and

     WHEREAS, LIN has provided cash collateral in support of WGRC's letter of credit to Benedek issued as a deposit under the Asset Exchange Agreement, and LIN has entered into an escrow agreement in connection therewith; and

     WHEREAS, to induce LIN to enter into the arrangements described above, GRC has agreed to grant to LIN an option to purchase all issued and outstanding shares of Common Stock of WWLP Holdings;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

     Section 1. PURCHASE OPTION. GRC hereby grants to LIN or its permitted assignee the option (the "PURCHASE OPTION") to purchase all of the issued and outstanding shares of capital stock of WWLP Holdings now or hereafter held by GRC (the "SHARES"), for the purchase price set forth in Section 3 of this Agreement. The Purchase Option shall be exercisable at LIN's sole election at any time during the period (the "OPTION PERIOD") beginning on the Closing Date (as defined in the Asset Exchange


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Agreement) and ending at midnight, E.S.T., on the first anniversary of such
Closing Date. To exercise the Purchase Option, LIN must provide written notice of exercise to GRC at his address set forth above prior to expiration of the Option Period. The date on which GRC receives such notice is referred to herein as the "Exercise Date." The Option Period may be extended on terms to be mutually agreed by the parties hereto, acting in good faith.

     Section 2. REGULATORY APPROVALS; OPTION CLOSING DATE.

     (a) Each of the parties hereto shall use its reasonable best efforts and shall cooperate in preparing and filing (i) appropriate notifications under the Hart-Scott-Rodino Antirust Improvements Act of 1976, as amended (the "HSR Act") and (ii) an application (the "FCC Application") with the Federal Communications Commission (the "FCC") to obtain the FCC's consent to the transfer of control to LIN (or its subsidiary) of all FCC permits and authorizations that are required to be held in connection with the operation of the television station WWLP (TV) (the "FCC Consent"), as soon as practicable following the Exercise Date.

     (b) The Closing hereunder shall be held on a date (the "Option Closing Date") specified by LIN that is not later than ten (10) days following the date on which (i) all periods provided by statute or FCC regulations for filing any requests for administrative or judicial review, reconsideration, or appeal or stay of the FCC Consent, or for the FCC to set aside the FCC Consent on its own motion, have expired and (ii) the waiting period under the HSR Act applicable to the purchase and sale of the Shares shall have expired or been terminated.

     Section 3. PURCHASE PRICE. The purchase price payable by LIN to GRC for the Shares on the Option Closing Date shall be $100.

     Section 4. REPRESENTATIONS AND WARRANTIES OF LIN.

     (a) LIN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on LIN's ability to perform its obligations under this Agreement. LIN has the full corporate power and authority to enter into and perform the terms of this Agreement and to carry out the transactions contemplated hereby.

     (b) The execution and delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary actions of LIN (none of which actions has been modified or rescinded and all of which actions are in full force and effect), including approval of its board of directors. This Agreement has been duly executed and delivered by LIN and constitutes a valid and binding agreement and obligation of LIN, enforceable against LIN in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability


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relating to or affecting creditors' rights generally and by the application of general principles of equity.

     (c) The execution and delivery by LIN of this Agreement does not, and the consummation by LIN of the transactions contemplated hereby and compliance by LIN with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of LIN under, (i) any provision of the certificate of incorporation or by-laws of LIN, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material contract or agreement, or any material permit, concession, franchise or license applicable to LIN or (iii) assuming all the consents, filings and registrations referred to in Section 2 are made and obtained, any law, statute, governmental regulation or order (a "Law"), the violation of which would reasonably be expected to result in a material adverse effect on LIN's ability to perform its obligations under this Agreement.

     (d) Except as contemplated by Section 2 of this Agreement, no filing or registration with, or authorization, consent or approval of, any governmental authority is required in connection with the execution and delivery of this Agreement by LIN or is necessary for the consummation of the transactions contemplated by this Agreement by LIN.

     Section 5. REPRESENTATIONS AND WARRANTIES OF GRC.

     (a) GRC has the legal capacity, power and authority to enter into and perform the terms of this Agreement and to carry out the transactions contemplated hereby.

     (b) This Agreement has been duly executed and delivered by GRC and constitutes a valid and binding agreement and obligation of GRC, enforceable against GRC in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

     (c) The execution and delivery by GRC of this Agreement does not, and the consummation by GRC of the transactions contemplated hereby and compliance by GRC with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, any other material agreement to which GRC is a party.

     (d) Except as contemplated by Section 2 of this Agreement, no filing or registration with, or authorization, consent or approval of, any governmental authority is required by in connection with the execution and delivery of this Agreement by GRC or


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is necessary for the consummation of the transactions contemplated by this
Agreement by GRC.

     (e) Schedule 5(e) to this Agreement sets forth, with respect to each of WWLP Holdings, WWLP and WGRC, (i) the number of shares of authorized capital stock of such corporation, (ii) the number of shares of capital stock of such corporation outstanding, and (iii) the name of each holder of shares of capital stock of such corporation. Each of WWLP Holdings and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as currently proposed to be conducted. Except as reflected on Schedule 5(e), WWLP Holdings has no subsidiaries and does not own, directly or indirectly, any shares of capital stock or other security of, or any material investment in, any other entity.

     (f) Except for obligations incurred in connection with their respective incorporation, and the negotiation and execution of the Asset Exchange Agreement, the letter of credit contemplated thereby, an Assignment and Assumption Agreement entered into in connection with the Asset Exchange Agreement, and commitments in connection with the Chase Financing, neither WGRC, WWLP, nor WWLP Holdings has incurred any obligation or liability or engaged in any business or activity of any kind.

     Section 6. CONTROL OF WWLP HOLDING'S OPERATIONS. Notwithstanding any other provision of this Agreement, prior to the Option Closing Date, control of WWLP(TV)'s television broadcast operations shall remain with GRC. GRC and LIN acknowledge and agree that neither LIN nor any of its employees, affiliates, agents or representatives, directly or indirectly, shall, or have any right to control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, such broadcast and other operations, it being understood that supervision of all programs, equipment, operations and other activities of such broadcast and other operations shall be the sole responsibility, and at all times prior to the Option Closing Date remain within the complete control and discretion of GRC.

     Section 7. REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, exercise of the Purchase Option, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable, in each case under all Laws, to consummate and make effective, in the most expeditious manner practicable following the Exercise Date, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions, waivers, consents, licenses and approvals from governmental authorities and the making of all necessary registrations and filings (including filings with governmental authorities) and the taking of all reasonable steps as may be necessary to obtain an approval, waive or license from, or to avoid an action or proceeding by, and governmental authority, (ii) the defending of any lawsuit or other legal proceedings, whether judicial or administrative, challenging this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed and (iii) the execution


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and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

     Section 8. CONDUCT OF BUSINESS. During the period from the date hereof to the Option Closing Date, GRC, shall, and shall cause WWLP Holdings and its subsidiaries to, taking into account any matters that may arise that are attributable to the pendency of the transactions contemplated by the Asset Exchange Agreement, conduct the business of WWLP Holdings and its subsidiaries and, when applicable, the business of WWLP(TV), only in the ordinary course, consistent with past practice. In addition, from and after the date hereof to the Option Closing Date, GRC shall not permit WWLP Holdings and its subsidiaries to, without the prior written consent of LIN (which consent shall not be unreasonably withheld or delayed):

     (a) amend its Certificate of Incorporation, By-Laws or other comparable charter or organizational documents or merge with or into or consolidate with any other person;

     (b) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its capital stock or subdivide or in any way reclassify any shares of its capital stock or change or agree to change in any manner the rights of its outstanding capital stock;

     (c) declare, set aside or pay any dividend or other distribution with respect to any shares of any class or series of capital stock of WWLP Holdings; split, combine or reclassify any shares of any class or series of capital stock of WWLP Holdings or its subsidiaries; or redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of capital stock of WWLP Holdings, or any instrument or security which consists of or includes a right to acquire such shares;

     (d) organize any new subsidiary or acquire any capital stock of, or equity or ownership interest in, any other entity;

     (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of WWLP Holdings or any of its subsidiaries;

     (f) take any action that would or is reasonably likely to materially impair the ability of GRC or LIN to consummate the Purchase Option in accordance with the terms hereof or materially delay such consummation; and

     (g) authorize any of, or commit or agree to take any of, the actions referred to in paragraphs (a) through (f) above.

     Section 9. RESTRICTIONS ON TRANSFER OF SHARES, PROXIES AND
NON-INTERFERENCE. Beginning on the date hereof and ending on the last date of the Option Period, GRC shall not, directly or indirectly, (i) offer for sale, sell, transfer, tender,


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pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of his Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of GRC contained herein untrue or incorrect or have the effect of preventing or disabling GRC from performing his obligations under this Agreement.

     Section 10. PARTIES IN INTEREST. This Agreement shall be binding upon an inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 11. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     Section 12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under the applicable principles of conflicts of law.

     Section 13. EXPENSES AND TRANSFER TAXES. LIN shall pay all expenses incurred in connection with this Agreement and in the preparation for the consummation of the transactions provided for herein. Without limiting the generality of the foregoing, LIN shall pay (a) any sales (including, without limitation, bulk sales), use, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes") applicable to, imposed upon or arising out of the transactions contemplated hereby whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon, (b) any FCC filing fees incurred in connection with the assignment of the FCC licenses relating to WWLP(TV), and (c) any fees and expenses incurred in connection with any HSR Filings.

     Section 14. BENEFIT AND ASSIGNMENT. Except as hereinafter specifically provided in this Section 14, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto; and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. LIN may assign all of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of its, provided that no such assignment shall relieve LIN of any of its obligation under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder.


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     Section 15. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreement, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification or discharge is sought.

     Section 16. SEVERABILITY. If any party of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such party shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

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     IN WITNESS WHEREOF, each of the parties hereto has, or has caused, this
Agreement to be duly executed and delivered as of the day and year first above written.


                                                  _________________________
                                                  Gary R. Chapman


                                                  LIN TELEVISION CORPORATION


                                                  By: ______________________
                                                      Name:
                                                      Title:


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